Exhibit 99.1

Antero Midstream Reports Fourth Quarter and Full Year 2019 Results and Announces 2020 Capital Budget and Guidance

Denver, Colorado, February 12, 2020—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today released its fourth quarter and full year 2019 financial and operating results. In addition, Antero Midstream announced its 2020 capital budget and guidance. The relevant consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2019.

Fourth Quarter 2019 Highlights Include:

•	Net loss was $(144) million, or $(0.29) per share
•	Adjusted Net Income increased by 3% to $177 million compared to the pro forma prior year quarter, or $0.35 per share (non-GAAP measure)
•	Adjusted EBITDA increased by 6% to $203 million compared to the pro forma prior year quarter (non-GAAP measure)
•	Distributable Cash Flow was $159 million, resulting in 1.1x DCF coverage on the $0.3075 per share declared dividend (non-GAAP measure)
•	Capital expenditures were $126 million, $29 million below the midpoint of the revised capital budget

Full Year 2019 Highlights Include:

•	Low pressure gathering and processing volumes increased by 23% and 70%, respectively, compared to the pro forma prior year
•	Capital expenditures were $646 million, flat year-over-year and approximately $130 million below the midpoint of the original capital budget of $750 to $800 million
•	Net Debt to trailing twelve months pro forma Adjusted EBITDA ratio was 3.5x at year-end (non-GAAP measure)

2020 Capital Budget and Guidance Highlights Include:

•	Capital budget of $300 million to $325 million, over a 50% reduction compared to 2019 capital expenditures
o	Includes $60 million of maintenance capital at the midpoint of the range
•	Forecasting net income of $345 million to $385 million and Adjusted Net Income of $410 million to $460 million
•	Forecasting Adjusted EBITDA of $850 million to $900 million
•	Forecasting Distributable Cash Flow of $625 million to $675 million, resulting in 1.1x annual DCF coverage on the targeted annual dividend of $1.23 per share
•	Forecasting Free Cash Flow of $375 million to $425 million before return of capital and changes in working capital (non-GAAP measure)
•	Financial guidance and capital budget supported by Antero Resources’ announced 2020 drilling and completion capital budget of $1.15 billion, resulting in net production growth guidance of 9% in 2020

Paul Rady, Chairman and CEO said, “Antero Midstream’s 2020 capital budget, which reflects a 52% decrease compared to 2019, highlights the benefit of our just-in-time capital investment philosophy. The integrated planning efforts with Antero Resources and visibility into Antero Resources’ development plan allow us to be flexible and continue to focus on capital discipline. The 2020 capital budget is focused primarily in the Marcellus Shale, supporting Antero Resources’ liquids-rich development program on Antero Midstream dedicated acreage.”

Mr. Rady further added, “Antero Resources today announced that it expects its 2020 development plan to generate 9% year-over-year net production growth. This net production growth supports continued growth in gathering, compression, processing and fractionation volumes for Antero Midstream.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, Distributable Cash Flow and Free Cash Flow presented on an actual and pro forma basis, as well as Net Debt, please see “Non-GAAP Financial Measures.”

1

Fourth Quarter 2019 Financial Results

The previously announced Simplification Transaction between Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP (“Antero Midstream Partners”) closed on March 12, 2019. GAAP financial results for periods prior to the closing of the Simplification Transaction reflect the financial results of AMGP. The financial and operating results and comparisons for periods prior to the closing of the Simplification Transaction that are discussed in this release are based on the pro forma results of Antero Midstream Corporation as if the transaction had occurred on January 1, 2018. Actual and pro forma financial statements can be found in the back of this press release.

Low pressure gathering volumes for the fourth quarter of 2019 averaged 2,639 MMcf/d, a 1% increase as compared to the prior year quarter. Compression volumes for the fourth quarter of 2019 averaged 2,414 MMcf/d, a 9% increase as compared to the fourth quarter of 2018. High pressure gathering volumes for the fourth quarter of 2019 averaged 2,613 MMcf/d, a 2% increase compared to the fourth quarter of 2018. The year-over-year increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication. Fresh water delivery volumes averaged 148 MBbl/d during the quarter, a 9% increase compared to the fourth quarter of 2018.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly owned subsidiary of MPLX) (the “Joint Venture”) averaged 1,202 MMcf/d for the fourth quarter of 2019, an increase of 51% compared to the prior year quarter. Gross Joint Venture fractionation volumes averaged 31 MBbl/d, a 63% increase compared to the prior year quarter. Processing and fractionation capacity was 92% and 78% utilized during the fourth quarter of 2019, respectively. The year-over-year increase in processing and fractionation volumes is primarily driven by the increase in Antero Resources’ rich gas and C3+ NGL production volumes.

	Three Months Ended December 31,
Average Daily Volumes:	2018(1)	2019	% Change
Low Pressure Gathering (MMcf/d)	2,602	2,639	1%
Compression (MMcf/d)	2,215	2,414	9%
High Pressure Gathering (MMcf/d)	2,569	2,613	2%
Fresh Water Delivery (MBbl/d)	136	148	9%
Gross Joint Venture Processing (MMcf/d)	796	1,202	51%
Gross Joint Venture Fractionation (MBbl/d)	19	31	63%

1.	Pro forma Antero Midstream Corporation.

For the three months ended December 31, 2019, revenues were $239 million, comprised of $165 million from the Gathering and Processing segment and $92 million from the Water Handling segment, net of $17 million of amortization of customer relationships. Water Handling revenues include $38 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $13 million and $42 million, respectively, for a total of $55 million, compared to $92 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $37 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $13 million during the fourth quarter of 2019. Total operating expenses included $20 million of equity compensation expense, $27 million of depreciation, and $3 million of accretion and change in fair value of contingent acquisition consideration and asset retirement obligations. In addition, Antero Midstream recorded a $297 million goodwill impairment expense attributable to the goodwill allocated to the fresh water delivery business as part of the Simplification Transaction.

Net loss was $(144) million, or $(0.29) per share. Adjusted Net Income was $177 million, or $0.35 per share, representing a 3% increase compared to the prior year quarter. Adjusted EBITDA was $203 million, a 6% increase compared to the prior year quarter. Adjusted EBITDA included $10 million of Antero Clearwater Facility idling costs during the fourth quarter. Cash interest paid was $8 million. The increase in cash reserved for bond interest during the quarter was $27 million. Maintenance capital expenditures during the quarter totaled $9 million and Distributable Cash Flow was $159 million. Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was approximately 1.1x.

2

The following table reconciles net income to Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow as used in this release (in thousands):

Three Months Ended December 31,
2018 (1)	2019
Net income	$153,719	(144,559)
Amortization of customer relationships	17,770	17,832
Impairment expense	—	303,888
Adjusted Net Income	171,489	177,161
Interest expense	24,484	36,530
Provision for income tax expense (benefit)	54,185	(68,240)
Depreciation expense	26,626	26,969
Accretion and change in fair value of contingent acquisition consideration	(104,826)	2,807
Equity-based compensation	13,259	20,422
Equity in earnings of unconsolidated affiliates	(10,913)	(16,334)
Distributions from unconsolidated affiliates	16,755	21,750
Conflicts committee legal & advisory fees	—	2,278
Adjusted EBITDA	191,059	203,343
Interest paid	(9,268)	(7,944)
Increase in cash reserved for bond interest (2)	(8,734)	(27,422)
Maintenance capital expenditures(3)	(7,988)	(8,898)
AMGP general and administrative expenses	3,183	—
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards	(1,029)	(7)
Distributable Cash Flow	$167,223	159,072

Distributions or Dividends Declared to Antero Midstream Holders
Distributions to limited partners	$88,045	—
Distributions to incentive distribution rights and Series B unitholders	43,492	—
Dividends	—	148,856
Total Aggregate Distributions and Dividends	$131,537	148,856

Distributable Cash Flow Coverage Ratio	1.3	x	1.1	x

1)	Three months ended December 31, 2018 presented on a pro forma basis except for distributions and dividends declared.
2)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
3)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — During the fourth quarter of 2019, Antero Midstream connected 29 wells to its gathering system and compression capacity was approximately 85% utilized throughout the quarter. Antero Midstream added 120 MMcf/d of additional compression capacity in the Marcellus Shale during the fourth quarter of 2019 to support the anticipated growth in Antero Resources’ production. Antero Resources is currently operating 4 drilling rigs and 4 completion crews on Antero Midstream dedicated acreage. The Joint Venture recently placed the Sherwood 12 and Sherwood 13 processing plants online, bringing the Joint Venture’s total processing capacity to 1.4 Bcf/d.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 32 well completions during the fourth quarter of 2019, a 7% increase from the prior year quarter.

3

Balance Sheet and Liquidity

As of December 31, 2019, Antero Midstream had approximately $960 million drawn on its $2.13 billion bank credit facility, resulting in approximately $1.2 billion of liquidity. Antero Midstream’s Net Debt to trailing twelve months pro forma Adjusted EBITDA was 3.5x as of December 31, 2019.

Capital Investments

Total capital expenditures including investments in the Joint Venture were $126 million during the fourth quarter of 2019. Gathering, compression, and water infrastructure capital investments totaled $89 million and investments in unconsolidated affiliates for the Joint Venture were $37 million during the quarter. Of the $89 million invested in gathering, compression, and water infrastructure, $63 million was invested in gathering and compression assets and $26 million was invested in water handling assets.

2020 Guidance and Capital Budget

Today in a separate news release, Antero Resources announced its 2020 drilling and completion capital budget of $1.15 billion, which is forecast to generate net production growth of approximately 9% over 2019 production. Antero Resources has stated that it is more than 94% hedged on its expected natural gas production in 2020 at a price of $2.87/MMbtu, or approximately 40% above current NYMEX strip pricing. In addition, Antero Resources announced that it expects its budget to be cash flow neutral in 2020 with leverage to trend towards the mid 2-times range, assuming execution of its previously announced asset sale program. Based on Antero Resources’ net production growth forecast, Antero Resources expects to achieve all quarterly low pressure gathering targets under the recently announced growth incentive fee program in 2020, which results in $48 million of midstream fee reductions from Antero Midstream that are included in Antero Midstream’s financial guidance. Antero Resources’ release can be found at www.anteroresources.com.

The following is a summary of Antero Midstream’s 2020 guidance ($ in millions):

	2020
	Low		High
Capital Expenditures	$300	—	$325
Net Income	410	—	460
Adjusted Net Income	345	—	385
Adjusted EBITDA	850	—	900
Distributable Cash Flow	625	—	675
Free Cash Flow (before return of capital and changes in working capital)	375	—	425

During 2020, Antero Midstream plans to expand its existing Marcellus and Ohio Utica Shale gathering, compression and fresh water delivery systems, and the processing capabilities of the Joint Venture to accommodate Antero Resources’ development program. Antero Midstream has budgeted capital investments in 2020 of $300 million to $325 million, including $245 million to $260 in expansion capital and $55 million to $65 million in maintenance capital, respectively.

The capital budget includes approximately $200 million of investment in gathering and compression infrastructure primarily in the Marcellus Shale in West Virginia to support production growth in the liquids-rich production areas. Antero Midstream has budgeted an investment of $75 million for fresh water delivery and wastewater blending and pipeline infrastructure to support Antero Resources’ development in Tyler and Wetzel Counties, West Virginia. Antero Midstream’s capital budget also includes an investment of $30 million for its 50% interest in the Joint Venture, primarily for the continued construction of the Smithburg processing complex. Antero Midstream expects to fund all 2020 capital expenditures through cash flow from operations.

Michael Kennedy, CFO of Antero Midstream, said, “As a result of the 52% year-over-year reduction in capital expenditures combined with Adjusted EBITDA growth in 2020, Antero Midstream expects to generate significant free cash flow and maintain a strong balance sheet with Net Debt to Adjusted EBITDA in the mid 3-times range.”

4

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, February 13, 2020 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, February 20, 2020 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13693464.

A simultaneous webcast of the call and presentation may be accessed over the internet at www.anteromidstream.com. The webcast will be archived for replay on Antero Midstream’s website until Thursday, February 20, 2020 at 10:00 am MT.

Presentation

An updated company presentation will be posted to Antero Midstream’s website. The presentation can be found at www.anteromidstream.com on the homepage. Information on Antero Midstream’s website does not constitute a portion of, and is not incorporated by reference into, this press release.

Pro Forma Information

The pro forma information presented herein is for illustrative purposes only. If this Simplification Transaction had occurred in the past, operating results might have been materially different from those presented in the pro forma financial information. The pro forma financial information should not be relied upon as an indication of operating results that Antero Midstream would have achieved if the Simplification Transaction had taken place on January 1, 2018. In addition, future results may vary significantly from the pro forma results reflected in this release and should not be relied upon as an indication of Antero Midstream’s future results. For more information, please see Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2019.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts and impairment expenses. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income before amortization of customer relationships, impairment expense, interest expense, provision for income taxes (benefit), depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow as Adjusted EBITDA less interest expense less capital expenditures before dividend payments or share repurchases. Antero Midstream uses Free Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period. Free Cash Flow does not reflect changes in working capital balances.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, decrease in cash reserved for bond interest, income tax withholding upon vesting of equity-based compensation awards, AMGP general and administrative expenses, and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to such measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measure of Net Income. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and, as applicable, Adjusted EBITDA. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

5

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

Antero Midstream has not included a reconciliation of Adjusted EBITDA, Adjusted Net Income, Free Cash Flow or Distributable Cash Flow to the nearest GAAP financial measure for 2020 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Twelve Months Ending December 31, 2020
	Low		High
Depreciation expense	$110	—	$120
Equity based compensation expense	10	—	20
Interest expense	160	—	170
Amortization of customer relationships	65	—	75
Distributions from unconsolidated affiliates	95	—	105

This press release also includes information about Antero Resources’ expected leverage, which is a non-GAAP financial measure. For more information regarding this measure, please refer to Antero Resources’ press release dated February 12, 2020, which is available on Antero Resources’ website at www.anteroresources.com.

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

December 31, 2019
Bank credit facility	$959,500
5.375% senior notes due 2024	652,600
5.75% senior notes due 2027	653,250
5.75% senior notes due 2028	650,000
Net unamortized debt issuance costs	(23,101)
Consolidated total debt	$2,892,249
Cash and cash equivalents	(1,235)
Consolidated net debt	$2,891,014

6

The following table reconciles net income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

12 months ended December 31, 2019
Net income	$(285,076)
Amortization of customer relationships	70,874
Impairment expense	768,942
Adjusted Net Income	554,740
Interest expense	130,518
Provision for income tax expense (benefit)	(79,120)
Depreciation expense	120,363
Accretion and change in fair value of contingent acquisition consideration	10,254
Equity-based compensation	75,994
Equity in earnings of unconsolidated affiliates	(62,394)
Distributions from unconsolidated affiliates	76,925
Conflicts committee legal & advisory fees	2,278
Adjusted EBITDA	$829,558

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to execute its business plan and return capital to its shareholders, information regarding potential incremental flowback and produced water services, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources and information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, Antero Midstream’s ability to execute its business strategy, competition and governmental regulations, actions taken by third party producers, operators, processors and transporters, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2019.

For more information, contact Michael Kennedy – CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

7

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

December 31, 2018 and 2019

(In thousands)

	December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$2,822	1,235
Accounts receivable–Antero Resources	—	101,029
Accounts receivable–third party	—	4,574
Other current assets	87	1,720
Total current assets	2,909	108,558
Property and equipment, net	—	3,273,410
Investments in unconsolidated affiliates	43,492	709,639
Deferred tax asset	1,304	103,231
Customer relationships	—	1,498,119
Goodwill	—	575,461
Other assets, net	—	14,460
Total assets	$47,705	6,282,878

Liabilities and Equity
Current liabilities:
Accounts payable–Antero Resources	$731	3,146
Accounts payable–third party	28	6,645
Accrued liabilities	407	104,188
Contingent acquisition consideration	—	125,000
Taxes payable	15,678	—
Other current liabilities	—	3,105
Total current liabilities	16,844	242,084
Long-term liabilities:
Long-term debt	—	2,892,249
Other	—	5,131
Total liabilities	16,844	3,139,464

Partners' Capital and Stockholders' Equity:
Common shareholders—186,219 shares issued and outstanding at December 31, 2018; none issued and outstanding at December 31, 2019	(41,969)	—
IDR LLC Series B units (66 units vested at December 31, 2018; none issued and outstanding at December 31, 2019)	72,830	—
Preferred stock, $0.01 par value: none authorized or issued at December 31, 2018; 100,000 authorized at December 31, 2019
Series A non-voting perpetual preferred stock; none designated, issued or outstanding at December 31, 2018; 12 designated and 10 issued and outstanding at December 31, 2019	—	—
Common stock, $0.01 par value; none authorized, issued or outstanding at December 31, 2018; 2,000,000 authorized and 484,042 issued and outstanding at December 31, 2019	—	4,840
Additional paid-in capital	—	3,480,139
Accumulated loss	—	(341,565)
Total partners' capital and stockholders' equity	30,861	3,143,414
Total liabilities and partners' capital and stockholders' equity	$47,705	6,282,878

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Operations and Comprehensive Income

Three Months Ended December 31, 2018 and 2019

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2018	2019
Revenue:
Gathering and compression–Antero Resources	$—	165,360
Water handling and treatment–Antero Resources	—	91,539
Amortization of customer relationships	—	(17,832)
Total revenue	—	239,067
Operating expenses:
Direct operating	—	55,030
General and administrative (including $8,792 and $20,422 of equity-based compensation in 2018 and 2019, respectively)	11,975	33,087
Facility idling	—	9,889
Impairment of property and equipment	—	1,297
Impairment of goodwill	—	296,591
Impairment of customer relationships	—	6,000
Depreciation	—	26,969
Accretion and change in fair value of contingent acquisition consideration	—	2,753
Accretion of asset retirement obligations	—	54
Total operating expenses	11,975	431,670
Operating loss	(11,975)	(192,603)
Interest expense, net	(54)	(36,530)
Equity in earnings of unconsolidated affiliates	43,492	16,334
Income (loss) before income taxes	31,463	(212,799)
Provision for income tax benefit (expense)	(10,075)	68,240
Net income (loss) and comprehensive income (loss)	$21,388	(144,559)

Net income (loss) per share–basic and diluted	$0.09	(0.29)

Weighted average common shares outstanding:
Basic	186,218	500,043
Diluted	186,218	500,043

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2017, 2018, and 2019

(In thousands, except per share amounts)

	Year Ended December 31,
	2017	2018	2019
Revenue:
Gathering and compression–Antero Resources	$—	—	543,538
Water handling–Antero Resources	—	—	306,010
Water handling–third party	—	—	50
Amortization of customer relationships	—	—	(57,010)
Total revenue	—	—	792,588
Operating expenses:
Direct operating	—	—	195,818
General and administrative (including $34,933, $35,111 and $73,517 of equity-based compensation in 2017, 2018 and 2019, respectively)	41,134	43,851	118,113
Facility idling	—	—	11,401
Impairment of property and equipment	—	—	409,739
Impairment of goodwill	—	—	340,350
Impairment of customer relationships	—	—	11,871
Depreciation	—	—	95,526
Accretion and change in fair value of contingent acquisition consideration	—	—	8,076
Accretion of asset retirement obligations	—	—	187
Total operating expenses	41,134	43,851	1,191,081
Operating loss	(41,134)	(43,851)	(398,493)
Interest expense, net	—	(136)	(110,402)
Equity in earnings of unconsolidated affiliates	69,720	142,906	51,315
Income (loss) before income taxes	28,586	98,919	(457,580)
Provision for income tax benefit (expense)	(26,261)	(32,311)	102,466
Net income (loss) and comprehensive income (loss)	$2,325	66,608	(355,114)

Net income (loss) per share–basic and diluted	$0.03	0.33	(0.80)

Weighted average common shares outstanding:
Basic	186,176	186,203	442,640
Diluted	186,176	186,203	442,640

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended December 31, 2018 and 2019

(Unaudited)

(In thousands)

			Amount of
	Three Months Ended December 31,		Increase	Percentage
	2018(1)	2019	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	239,392	242,785	3,393	1%
Gathering—high pressure (MMcf)	236,332	240,366	4,034	2%
Compression (MMcf)	203,740	222,050	18,310	9%
Fresh water delivery (MBbl)	12,514	13,602	1,088	9%
Treated water (MBbl)	782	—	(782)	*
Other fluid handling (MBbl)	5,406	5,380	(26)	(1)%
Wells serviced by fresh water delivery	30	32	2	7%
Gathering—low pressure (MMcf/d)	2,602	2,639	37	1%
Gathering—high pressure (MMcf/d)	2,569	2,613	44	2%
Compression (MMcf/d)	2,215	2,414	199	9%
Fresh water delivery (MBbl/d)	136	148	12	9%
Treated water (MBbl/d)	9	—	(9)	*
Other fluid handling (MBbl/d)	59	58	(1)	(2)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.32	0.33	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.18	(0.01)	(5)%
Average compression fee ($/Mcf)	$0.19	0.20	0.01	5%
Average fresh water delivery fee ($/Bbl)	$3.78	3.90	0.12	3%
Average treatment fee ($/Bbl)	$4.64	—	(4.64)	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	73,260	110,647	37,387	51%
Fractionation—Joint Venture (MBbl)	1,718	2,871	1,153	67%
Processing—Joint Venture (MMcf/d)	796	1,202	406	51%
Fractionation—Joint Venture (MBbl/d)	19	31	12	63%

1)	Three months ended December 31, 2018 are presented on a pro forma basis

*	Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Consolidated Results of Segment Operations

Three Months Ended December 31, 2019

(Unaudited)

(In thousands)

	Gathering and	Water	Pro Forma		Consolidated
	Processing	Handling	Adjustments	Unallocated	Total
Three months ended December 31, 2019
Revenues:
Revenue–Antero Resources	$165,360	91,539	—	—	256,899
Amortization of customer relationships	(10,584)	(7,248)	—	—	(17,832)
Total revenues	154,776	84,291	—	—	239,067

Operating expenses:
Direct operating	13,037	41,993	—	—	55,030
General and administrative (excluding equity-based compensation)	5,564	3,268	—	3,833	12,665
Facility idling	—	9,889	—	—	9,889
Equity-based compensation	1,550	541	—	18,331	20,422
Impairment of property and equipment	—	1,297	—	—	1,297
Impairment of goodwill	—	296,591	—	—	296,591
Impairment of customer relationships	—	6,000	—	—	6,000
Depreciation	12,662	14,307	—	—	26,969
Accretion and change in fair value of contingent acquisition consideration	—	2,753	—	—	2,753
Accretion of asset retirement obligations	—	54	—	—	54
Total expenses	32,822	376,684	—	22,164	431,670
Operating income	121,954	(292,393)	—	(22,164)	(192,603)
Other income (expenses):
Interest expense, net	—	—	—	(36,530)	(36,530)
Equity in earnings of unconsolidated affiliates	16,334	—	—	—	16,334
Income (loss) before taxes	138,288	(292,393)	—	(58,694)	(212,799)
Provision for income tax benefit	—	—	—	68,240	68,240
Net income (loss) and comprehensive income (loss)	$138,288	(292,393)	—	9,546	(144,559)

Adjusted EBITDA					$203,343

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

Years Ended December 31, 2017, 2018 and 2019

(In thousands)

	Year Ended December 31,
	2017	2018	2019
Cash flows provided by (used in) operating activities:
Net income (loss)	$2,325	66,608	(355,114)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Distributions from Antero Midstream Partners LP, prior to the Transactions	53,491	123,186	43,492
Depreciation	—	—	95,526
Accretion and change in fair value of contingent acquisition consideration	—	—	8,263
Impairment	—	—	761,960
Deferred income tax benefit	—	(1,304)	(101,927)
Equity-based compensation	34,933	35,111	73,517
Equity in earnings of unconsolidated affiliates	(69,720)	(142,906)	(51,315)
Distributions from unconsolidated affiliates	—	—	64,320
Amortization of customer relationships	—	—	57,010
Amortization of deferred financing costs	—	148	3,183
Changes in assets and liabilities:
Accounts receivable–Antero Resources	—	—	42,484
Accounts receivable–third party	—	—	185
Other current assets	—	(5)	(335)
Accounts payable–Antero Resources	57	674	(2,103)
Accounts payable–third party	—	28	(9,762)
Accrued liabilities	(190)	171	8,681
Income taxes payable	7,184	1,820	(15,678)
Net cash provided by operating activities	28,080	83,531	622,387
Cash flows used in investing activities:
Additions to gathering systems and facilities	—	—	(267,383)
Additions to water handling systems	—	—	(124,607)
Investments in unconsolidated affiliates	—	—	(154,359)
Cash received on acquisition of Antero Midstream Partners LP	—	—	619,532
Cash consideration paid to Antero Midstream Partners LP unitholders	—	—	(598,709)
Change in other assets	—	—	901
Change in other liabilities	—	—	(1,050)
Net cash used in investing activities	—	—	(525,675)
Cash flows provided by (used in) financing activities:
Distributions to Antero Resources Investment LLC	(15,691)	—	—
Distributions to unitholders and dividends to stockholders	(16,011)	(84,166)	(492,103)
Distributions to Series B unitholders	—	(2,300)	(3,720)
Distributions to preferred stockholders	—	—	(374)
Repurchases of common stock	—	—	(125,519)
Issuance of senior notes	—	—	650,000
Payments of deferred financing costs	—	(230)	(8,894)
Payments on bank credit facilities, net	—	—	(115,500)
Employee tax withholding for settlement of equity compensation awards	—	—	(2,015)
Other	—	—	(174)
Net cash used in financing activities	(31,702)	(86,696)	(98,299)
Net decrease in cash and cash equivalents	(3,622)	(3,165)	(1,587)
Cash and cash equivalents, beginning of period	9,609	5,987	2,822
Cash and cash equivalents, end of period	$5,987	2,822	1,235
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$—	3	83,016
Cash paid during the period for income taxes	$19,077	31,795	16,079
Decrease in accrued capital expenditures and accounts payable for property and equipment	$—	—	(6,215)